Prospectus Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127722

PROSPECTUS

i2 TECHNOLOGIES, INC.

7,651,178 Shares of Common Stock

We have prepared this prospectus to allow the selling stockholder we have identified herein, including its transferees, pledgees, donees and successors, to offer for resale up to 4,436,501 shares of our common stock issuable upon the exercise of up to 102,705 shares of our 2.5% Series B convertible preferred stock, and up to 3,214,677 shares of our common stock currently held by the selling stockholder.

The shares of common stock offered by this prospectus could be sold in several ways, including in the open market or otherwise at prevailing market prices at the time of sale, in privately negotiated transactions at prices agreed upon by the parties or through any other means described under the heading “Plan of Distribution” beginning on page 11. The selling stockholder may elect to sell all, a portion of, or none of the shares of common stock offered hereby. Our company is not selling any shares of common stock in this offering and therefore we will not receive any proceeds from any sale of securities offered by this prospectus. We are registering the shares of common stock offered under this prospectus to satisfy registration rights that we granted to the selling stockholder in connection with the purchase of the Series B preferred stock by the selling stockholder. We have agreed to pay for all expenses in connection with the registration of the securities offered by this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol “ITWO.” On February 28, 2006, the last sales price of our common stock as reported on the Nasdaq National Market was $17.19 per share.

No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.

Investing in our common stock involves a high degree of risk which is described in the “ Risk Factors” section beginning on page 2 of this prospectus. We urge you to carefully read the “Risk Factors” section before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2006

ABOUT THIS PROSPECTUS

The terms “i2,” “our,” “we” and “us,” as used in this prospectus, refer to i2 Technologies, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Incorporation by Reference” and “Where You Can Find More Information.”

We urge you to rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we urge you not to rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We urge you to assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not undertaken any action to permit a public offering of the securities offered by this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities offered by this prospectus and the distribution of this prospectus outside of the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical or current facts, including, without limitation, statements about our business strategy, plans, objectives and future prospects, are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements, which could have a material adverse effect on our business and thereby cause our stock price to decline. Factors that could contribute to these differences include, but are not limited to, those discussed in the “Risk Factors” section beginning on page 2 of this prospectus, elsewhere in this prospectus and in our other filings with the SEC that are incorporated by reference herein.

Many of these risks and uncertainties are beyond our control and, in many cases, we cannot accurately predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus might not occur. We urge you not to unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the “Risk Factors” section, and the additional documents incorporated by reference herein, before making an investment decision.

i2 Technologies, Inc.

We are a provider of enterprise supply chain management solutions, including various supply chain software and service offerings. We operate our business in one business segment. Supply chain management is the set of processes, technology and expertise involved in managing supply, demand and fulfillment throughout divisions within a company and with its customers, suppliers and partners. The goals of our solutions include increasing supply chain efficiency and enhancing customer and supplier relationships by improving agility, managing variability, reducing complexity, improving operational visibility, increasing operating velocity as well as integrating planning and execution. Our offerings help customers maximize efficiency in relation to sourcing, supply, demand, fulfillment and logistics performance. Our application software is often licensed in conjunction with other offerings including content and services we provide such as business optimization and technical consulting, training, solution maintenance, content management, software upgrades and development.

i2 was founded in 1988 and incorporated in Delaware in 1989. Our executive offices are located at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, and our telephone number is (469) 357-1000. We maintain a site on the world wide web at the address http://www.i2.com. The information on our web site is not a part of this prospectus or incorporated by reference herein.

The Offering of Common Stock

Issuer	i2 Technologies, Inc.

Common Stock Offered for Resale by the Selling Stockholder	Up to 4,436,501 shares of our common stock issuable upon the exercise of up to 102,705 shares of our 2.5% Series B convertible preferred stock, and up to 3,214,677 shares of our common stock currently held by the selling stockholder.

Voting Rights	Holders of our common stock have one vote per share and vote together on all matters with the holders of our Series B preferred stock, except that the holders of the Series B preferred stock, voting separately as a single class to the exclusion of all other classes of our capital stock, currently have the exclusive right to elect two directors to serve on our board of directors. Each share of our Series B preferred stock is entitled to 43.19654428 votes (or that number equal to the number of shares of common stock into which one share of Series B preferred stock could be converted, subject to adjustment).

Dividends	We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained in our business.

Use of Proceeds	The selling stockholder or its transferees, pledgees, donees and successors will receive all of the proceeds from the resale of the shares of common stock offered hereby. We will not receive any proceeds from the resale of the shares of common stock.

Nasdaq National Market	Our common stock is quoted on the Nasdaq National Market under the symbol “ITWO.”

We urge you to refer to the section entitled “Risk Factors” for an explanation of the risks of investing in our common stock.

RISK FACTORS

We urge you to consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. Please refer to “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to particularly evaluate the following risks before deciding to purchase the common stock. Various statements in this prospectus (including some of the following risk factors) and incorporated by reference in this prospectus constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Any investment in our company will be subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we are not aware of or focused on or that we currently deem immaterial may also impair our business operations. This prospectus is qualified in its entirety by these risk factors.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition, liquidity or results of operations. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related To Our Business

We Have Experienced Substantial Negative Cash Flows And May Continue To Experience Such Negative Cash Flows, Which Would Have A Further Significant Adverse Effect On Our Business, Impair Our Ability To Support Our Operations And Adversely Affect Our Liquidity.

We have experienced substantial negative cash flows during the four years ended December 31, 2004 and the first nine months of 2005, primarily due to sharp declines in our revenues and our inability to reduce our expenses to a level at or below the level of our revenues. Although we implemented restructuring activities in 2005 focused on, among other things, further reducing our workforce and decreasing continued development of the functionality of certain of our products, a failure to maintain expense levels, stabilize or grow revenues, achieve positive cash flows and obtain additional equity or debt financing will impair our ability to support our operations, adversely affect our liquidity and, threaten our ability to repay our debts when they come due, which would have a material adverse effect on our business, results of operations and financial condition as well as our stock price. Continued negative cash flows and the adverse market perception associated therewith may continue to negatively affect our ability to sell our products and maintain existing customer relationships and may adversely affect our ability to obtain additional debt or equity financing on advantageous terms. There can be no assurance that we will be successful in obtaining or maintaining an adequate level of cash resources and we may be forced to act more aggressively in the future in the area of expense reduction in order to conserve cash resources.

We Have Been And Continue To Be Subject To Claims Pertaining To The Quality Of Our Products And Services, And Questions Regarding Our Financial Viability, Which Claims And Perceptions, If Unresolved Or Not Addressed, Could Continue To Seriously Harm Our Business And Our Stock Price.

From time to time, customers make claims pertaining to the quality and performance of our software and services, citing a variety of issues. Our recent operating performance, our negative net cash position, the long- term decline in our stock price, and the existing and potential litigation and other proceedings against us have led to questions in the market regarding our financial viability. Whether customer claims regarding the quality and performance of our products and services or concerns about our financial viability are founded or unfounded, if such claims and perceptions are not resolved in a manner favorable to us they may continue to adversely impact customer demand and affect the market perception of our company, our products and our services. Any such damage to our reputation could have a material adverse effect on our business, results of operations and financial condition, and could negatively affect the price of our stock.

We Face Risks Related To Ongoing Governmental Investigations And Litigation That Could Have A Material Adverse Effect On Our Relationships With Customers And Our Business, Financial Condition And Results Of Operations And We May Face Additional Litigation In The Future That Could Also Harm Our Business.

In March 2003, the SEC issued a formal order of investigation to determine whether there had been violations of the federal securities laws by us and/or others involved with us in connection with matters relating to the 2003 restatement of our consolidated financial statements. The settlement of the SEC enforcement proceedings, announced on June 9, 2004, covers the company only. On July 15, 2005, the SEC filed a civil action against three former officers of the company: Gregory A. Brady, William M. Beecher and Reagan L. Lancaster. The complaint relates to events that occurred prior to the restatement of the company’s financial statements in 2003. The company continues to cooperate with the staff of the SEC and is also cooperating with the U.S. Attorney’s Office for the Northern District of Texas, which is investigating certain matters relating to the company’s restatement.

We currently face a lawsuit recently brought against us by Kmart and a potential assessment by the Internal Revenue Service relating to the timing of the company’s remittance of withholding taxes associated with the exercise of stock options by employees in the 2000 tax year. We may face additional litigation in the future that could harm our business and impair our liquidity.

We are generally obligated, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in some of these lawsuits. Defending against existing and potential litigation and other proceedings may continue to require significant attention and resources of our management. We cannot assure you that the significant time and effort spent will not adversely affect our business, financial condition and results of operations.

We May Not Be Competitive, And Increased Competition Could Seriously Harm Our Business.

Relative to us, many of our competitors have one or more of the following advantages:

•	Longer operating history.

•	Greater financial, technical, marketing, sales and other resources.

•	Consistent positive cash flows.

•	Profitable operations.

•	Superior product functionality in certain areas.

•	Greater name recognition.

•	A broader range of products to offer.

•	Better software performance.

•	A larger installed base of customers.

Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to enhance their products, which may result in increased competition. In addition, we expect to experience increasing price competition as we compete for market share. We understand that some competitors are offering enterprise application software at no charge as components of product bundles. Further, traditional enterprise resource planning vendors have focused more resources on the development and marketing of enterprise application software, particularly in the product and industry segments in which we compete and, increasingly, corporate information technology departments are undertaking internal development efforts. As a result of these and other factors, we may be unable to compete successfully with our existing or new competitors.

The Loss Of Certain Of Our Key Personnel And Any Future Potential Losses Of Key Personnel Or Our Failure To Attract Additional Personnel Could Seriously Harm Our Company.

We rely upon the continued service of a relatively small number of key technical, sales and senior management personnel. We have lost a number of key personnel as a result of our performance and our restructurings, among other reasons, and we believe our voluntary attrition rate is generally higher than the software industry’s average. Our workforce reductions have impacted employees directly responsible for sales, which may affect our ability to close revenue transactions with our customers and prospects, and consulting, which may affect customer satisfaction. Our future success depends on retaining our key employees and our ability to retain, attract and train other highly qualified technical, sales and managerial personnel, which may be increasingly difficult given our recent financial performance and employee layoffs.

Additional changes to our organizational structure may result in further voluntary and involuntary attrition and loss of key personnel. Our employees can typically resign with little or no prior notice. Our loss of any more of our key technical, sales and senior management personnel, and the intellectual capital that they possess, or our inability to retain, attract and train additional qualified personnel could have a material adverse effect on our business, results of operations and financial condition.

Restructuring and Reorganization Initiatives Have Been Executed, And Such Activities Pose Significant Risks To Our Business.

Restructuring initiatives were recently executed by us in an effort to achieve our profitability objectives. This restructuring involved, among other things, reducing our workforce and decreasing continued development of functionality for certain of our products. These activities pose significant risks to our business, including the risk that terminated employees will disparage the company, file legal claims against us related to their termination of employment, become employed by competitors or share our intellectual property or other sensitive information with others and that the reorganization will not achieve targeted efficiencies. The failure to retain and effectively manage our remaining employees or achieve our targeted efficiencies through the reorganization could increase our costs, adversely affect our development efforts and impact the quality of our products and customer service. If customers become dissatisfied with our products or service, our maintenance renewals may decrease, our customers may take legal action against us and our sales to existing customers could decline, leading to reduced revenues. Additionally, on July 14, 2005, we announced the reorganization of our sales and services operating structure from primarily geographic to primarily industry-focused field groups. Failure to achieve the desired results of our strategic initiatives would harm our business, results of operations and financial condition.

Our Financial Results Have Varied And May Continue To Vary Significantly From Quarter To Quarter And We May Again Fail To Meet Expectations, Which Might Negatively Impact The Price Of Our Stock.

Our operating results have varied significantly from quarter to quarter in the past, and we expect our operating results to continue to vary from quarter to quarter in the future due to a variety of factors, many of which are outside of our control. Although our revenues are subject to fluctuation, significant portions of our expenses are not variable in the short term, such as our annual debt servicing expense, and we cannot reduce expenses quickly to respond to decreases in revenues. Therefore, if revenues are below expectations, this shortfall is likely to adversely and disproportionately affect our operating results. These factors have caused our operating results to be below the expectations of securities analysts and investors in the past and may do so again in the future. Our failure to meet or exceed analyst and investor expectations might negatively affect the price of our common stock.

If We Are Unable To Develop And Generate Demand For Our Products, Additional Serious Harm Could Result To Our Business.

We have invested significant resources in developing and marketing our products and services. The demand for, and market acceptance of, our products and services are subject to a high level of uncertainty. Adoption of software solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, requires a broad acceptance of substantially different methods of conducting business and exchanging information. Our products and services are often considered complex and may involve a new approach to the conduct of business by our customers. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of these products and services in order to generate demand. The market for our products and services may continue to weaken, competitors may develop superior products and services or we may fail to develop acceptable solutions to address new market conditions. Any one of these events could have a material adverse effect on our business, results of operations and financial condition.

Because Our Software Products Are Intended To Work Within Complex Business Processes, Implementation Or Upgrades Of Our Products Can Be Difficult, Time-Consuming And Expensive, And Customers May Be Unable To Implement Or Upgrade Our Products Successfully Or Otherwise Achieve The Benefits Attributable To Our Products. This May Result In Customer Dissatisfaction, Harm To Our Reputation And Cause Non-Payment Issues.

Our products typically must integrate with the many existing computer systems and software programs of our customers. This can be complex, time-consuming and expensive, and may cause delays in the deployment of our products. As a result, some customers may have difficulty implementing our products successfully or otherwise achieving the benefits attributable to our products. Delayed or ineffective implementation or upgrades of our software and services may limit our sales opportunities, result in customer dissatisfaction and harm to our reputation, or cause non-payment issues.

Continued Decreased Levels Of Demand For Our Enterprise Products And Services Could Significantly Reduce Our Revenues.

Historically, we have derived a substantial portion of our revenues from licenses of our enterprise products and related services. Our enterprise products principally include solutions to address supply and demand management, transportation and distribution management, fulfillment and sourcing. We expect license revenues and maintenance and consulting contracts related to our enterprise products to continue to account for a substantial portion of our revenues for the foreseeable future. We have experienced a sharp decrease in the demand for our enterprise products and related services due to a number of factors, including sales execution, product competitiveness and questions regarding our viability, which have led to a decline in our revenues. Other factors, such as competition and technological change and the existing and potential litigation and other proceedings against us, could also adversely impact demand for, or market acceptance of, these applications.

Failure To Complete Development Services Projects As Planned Could Harm Our Operating Results And Create Business Distractions And Negative Publicity That Could Harm Our Business.

Risks associated with our development services projects include, but are not limited to:

•	Customers may withhold cash payments or cancel contracts if we fail to meet our delivery commitments, the customers have financial difficulties or change strategy, or the functionality delivered is not acceptable to the customers. We are particularly susceptible to this with respect to arrangements where payments are scheduled to occur later in the engagement.

•	The cancellation or scaling back of one or more of our larger development services projects could have a material adverse impact on future development services revenues.

•	We may be unable to recognize revenue associated with development services projects in accordance with expectations. We generally recognize revenue from custom software development projects over time using the contract method of accounting. Failure to complete project phases in accordance with the overall project plan can create variability in our expected revenue streams if we are not able to recognize revenues related to particular projects because of delays in development.

•	Many of our development services projects are fixed-price arrangements. If we fail to accurately estimate the resources required for a fixed-price project or the customer attempts to change the scope of the project, the profit, if any, realized from the project would be adversely affected to the extent that we have to add additional resources to complete the project.

If We Fail To Adequately Protect Our Intellectual Property Rights Or Face A Claim Of Intellectual Property Infringement By A Third Party, We Could Lose Our Intellectual Property Rights Or Be Liable For Significant Damages.

We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. However, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our intellectual property. This is particularly true in India, where a significant portion of our Solutions Operations are located, and other foreign countries such as China and Russia where the laws do not protect proprietary rights to the same extent as the laws of the United States and may not provide us with an effective remedy against piracy. The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. Any litigation to defend our intellectual property rights could be time-consuming and costly.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. As a result, we may be subject to claims of intellectual property infringement. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, third parties may claim infringement by us with respect to current or future products. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation or damages, cause product shipment delays or the loss or deferral of sales, or require us to enter into royalty or licensing agreements. If we enter into royalty or licensing agreements in settlement of any litigation or claims, these agreements may not be on terms favorable to us. Unfavorable royalty and licensing agreements could have a material adverse effect on our business, results of operations and financial condition.

Certain Of Our Customers Purchase Our Software, But Delay Or Terminate Its Implementation. If This Type Of Activity Becomes Significant, It Could Harm Our Ability To Sell To Existing Customers And Impact Our Maintenance and Services Revenues.

Certain of our existing customers delay or terminate implementations of our software due to budgetary constraints related to economic uncertainty, dissatisfaction with product quality, the difficulty of prioritizing a surplus of information technology projects, changes in business strategy, personnel or priorities or for other reasons. Such customers may be less likely to invest in additional software in the future and to continue to pay for software maintenance. Since our business relies to a large extent upon sales to existing customers and since maintenance and services revenues are key elements of our revenue base, any reduction in these sales or these maintenance and services payments could have a material adverse effect on our business, results of operations and financial condition.

Our Software May Contain Errors Which Could Result In The Loss Of Customers And Reputation, Adverse Publicity, Loss Of Revenues, Delays In Market Acceptance, Diversion of Development Resources And Claims Against Us By Customers.

Our software programs may contain errors. Although we conduct testing and quality assurance through a release management process, we may not discover errors until our customers install and use a given product or until the volume of services that a product provides increases. On occasion, we have experienced delays in the scheduled introduction of new and enhanced products because of errors. Errors could result in loss of customers and reputation, adverse publicity, loss of revenues, delays in market acceptance, diversion of development and consulting resources and claims against us by customers.

Failure Or Circumvention Of Our Controls And Procedures Or Failure To Comply With Regulations Related To Controls And Procedures Could Seriously Harm Our Business.

Over time, we have made significant changes in and may consider making additional changes to our internal controls, our disclosure controls and procedures, and our corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, and not absolute, assurances that the objectives of the system are met. Any failure of our controls, policies and procedures could have a material adverse effect on our business, results of operations and financial condition.

We May Have Difficulty Obtaining And Maintaining Cost-Effective Insurance, Which May Have A Material Adverse Effect On Our Business, Results Of Operations and Financial Condition.

We obtain insurance to cover a variety of potential risks and liabilities. In the future, it may become more difficult to maintain insurance coverage at reasonable levels, or if such coverage is available, the cost to obtain or maintain it may increase substantially. This may result in our being forced to bear the burden of an increased portion of risks for which we have traditionally been covered by insurance, which could have a material adverse effect on our business, results of operations and financial condition.

We May Not Be Successful In Convincing Customers To Migrate To Current Or Future Releases Of Our Products, Which May Lead To Reduced Consulting And Maintenance Revenues And Less Future Business From Existing Customers.

Our customers may not be willing to incur the costs or invest the resources necessary to complete upgrades to current or future releases of our products. This may lead to our loss of consulting and maintenance revenues and future business from customers that continue to operate prior versions of our products or choose to no longer use our products.

If We Fail To Derive Benefits From Our Existing And Future Strategic Relationships, Our Business Will Suffer.

From time to time, we have collaborated with other companies in areas such as marketing, distribution or implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, some of our current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of our relationships have failed to meet expectations and may fail to meet expectations in the future. A failure by us to maintain existing strategic relationships or enter into successful new strategic relationships in the future could have a material adverse effect on our business, results of operations and financial condition.

Serious Harm To Our Business Could Result If Our Encryption Technology Fails To Ensure The Security Of Our Customers’ Online Transactions.

The secure exchange of confidential information over public networks is a significant concern of consumers engaging in on-line transactions and interaction. Some of our software applications use encryption technology to provide the security necessary to effect the secure exchange of valuable and confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the algorithms that these applications use to protect customer transaction data. If any compromise or breach were to occur, it could have a material adverse affect on our business, results of operation and financial condition.

We Are Dependent On Third-Party Software That We Incorporate Into And Include With Our Products And Solutions And Impaired Relations With These Third Parties, Defects In Third-Party Software Or The Inability To Enhance Their Software Over Time Could Harm Our Business.

We incorporate and include third-party software into and with certain of our products and solutions. Additionally, we may incorporate and include additional third-party software into and with our products and solutions in future product offerings. The operation of our products could be impaired if errors occur in the third-party software that we utilize. It may be more difficult for us to correct any defects in third-party software because the development and maintenance of the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to make their software available to us on acceptable terms, to invest the appropriate levels of resources in their products and services to maintain and enhance the software capabilities, or to remain in business.

Further, it may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software or our ability to license the software to customers. Any impairment in our relationship with these third parties could have a material adverse effect on our business, results of operations and financial condition.

We Face Risks Associated With International Sales And Operations That Could Harm Our Company.

International revenues accounted for approximately 46% of our total revenues during the quarter ended September 30, 2005, and we expect to continue to generate a significant portion of our revenues from international sales in the future. Our international operations are subject to risks inherent in international business activities, including the tendency of markets outside of the U.S. to be more volatile and difficult to forecast than the U.S. market. Any of the following factors, among other things, could adversely affect the success of our international operations:

•	Difficulties and costs of staffing and managing geographically disparate operations.

•	Extended accounts receivable collection cycles in certain countries.

•	Compliance with a variety of foreign laws and regulations.

•	Overlap of different tax structures and regimes.

•	Meeting import and export licensing requirements.

•	Trade restrictions.

•	Changes in tariff rates.

•	Changes in general economic and political conditions in international markets.

The Expansion Of Our Operations In India Poses Significant Risks That Could Impair Our Ability To Develop Our Products, Implement Our Products Or Put Our Products At A Competitive Disadvantage.

We have shifted a large portion of our development and services capacity to India. However, we may not fully achieve the cost savings and other benefits that we anticipate from this program and we may not be able to attract or retain sufficient numbers of developers and consultants with the necessary skill sets in India to meet our needs. The distributed nature of our development and consulting resources could create further operational challenges and complications. Additionally, we have a heightened risk exposure to changes in the economic, security and political conditions of India. Operational issues, recruiting and retention issues, ability to obtain work permits, economic and political instability, military actions and other unforeseen occurrences in India could impair our ability to develop and introduce new software applications and functionality in a timely manner, or hinder our ability to provide cost-competitive services, either of which could put our products at a competitive disadvantage and cause us to lose existing customers or fail to attract new customers.

We May Not Successfully Integrate The Products, Technologies Or Businesses From, Or Realize The Intended Benefits Of, Acquisitions, And We May Make Future Acquisitions Or Enter Into Joint Ventures That Are Not Successful, Which Could Seriously Harm Our Business.

Historically we have acquired technology or businesses to supplement and expand our product offerings. In the future, we could acquire additional products, technologies or businesses, or enter into joint venture arrangements for the purpose of complementing or expanding our business. Negotiation of potential acquisitions or joint ventures and our integration of acquired products, technologies or businesses could divert management’s time and resources. Future acquisitions could cause us to issue equity securities that would dilute your ownership of us, incur debt or contingent liabilities, amortize intangible assets, or write off in-process research and development and other acquisition-related expenses that could have a material adverse affect on our business, results of operation and our financial condition. We may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations, train, retain and motivate personnel from the acquired businesses, or combine potentially different corporate cultures. Failure to do so could deprive us of the intended benefits of those acquisitions. In addition, we may be required to write-off acquired research and development if further development of purchased technology becomes unfeasible, which may adversely affect our business, results of operation and our financial condition.

Changes In The Value Of The U.S. Dollar, As Compared To The Currencies Of Foreign Countries Where We Transact Business, Could Harm Our Operating Results.

To date, our international revenues have been denominated primarily in U.S. Dollars. However, the majority of our international expenses have been denominated in currencies other than the U.S. Dollar. Therefore, changes in the value of the U.S. Dollar as compared to these other currencies may adversely affect our operating results. We have implemented limited hedging programs to mitigate our exposure to currency fluctuations affecting international accounts receivable, cash balances and intercompany accounts, but we do not hedge our exposure to currency fluctuations affecting future international revenues and expenses and other commitments. For the foregoing reasons, currency exchange rate fluctuations have caused, and likely will continue to cause, variability in our foreign currency denominated revenue streams and our cost to settle foreign currency denominated liabilities.

We May Become Subject To Product Liability Claims That Could Seriously Harm Our Business.

Our software products generally are used by our customers in mission-critical applications where component failures could cause significant damages. To mitigate this exposure, our license agreements typically seek to limit our exposure to product liability claims from our customers. However, these contract provisions may not preclude all potential claims. Additionally, our insurance policies may be inadequate to protect us from all liability that we may face. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claim, whether or not successful, could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.

We May Not Be Able to Fully Realize The Benefits Of Our Deferred Tax Assets.

If we do not achieve sufficient domestic federal taxable income in future years to utilize all or some of our net operating loss carryforwards, they will expire, and we will be unable to fully realize the benefits of our deferred tax assets.

Risks Related To Our Industry

If Our Products Are Not Able To Deliver Fast, Demonstrable Value To Our Customers, Our Business Could Be Seriously Harmed.

Enterprises are requiring their application software vendors to provide faster time to value on their technology investments. We must continue to improve the speed of our implementations and the pace at which our products deliver value or our competitors may gain important strategic advantages over us. If we cannot successfully respond to these market demands, or if our competitors do so more effectively than we do, our business, results of operations and financial condition could be materially and adversely affected.

Releases Of And Problems With New Products May Cause Purchasing Delays, Which Would Harm Our Revenues.

Our practice and the practice in the industry is to periodically develop and release new products and enhancements. As a result, customers may delay their purchasing decisions in anticipation of our new or enhanced products, or products of competitors. Delays in customer purchasing decisions could seriously harm our business and operating results. Moreover, significant delays in the general availability of new releases, significant problems in the installation or implementation of new releases, or customer dissatisfaction with new releases could have a material adverse effect on our business, results of operations and financial condition.

Risks Related To Our Stock

Our Stock Price Historically Has Been Volatile, Which May Make It More Difficult To Resell Common Stock At Attractive Prices.

The market price of our common stock has been highly volatile in the past, and may continue to be volatile in the future. The following factors could significantly affect the market price of our common stock:

•	Negative cash flows.

•	Additional equity or debt financing transactions.

•	Continued quarterly variations in our results of operations.

•	The market or system on which our common stock trades.

•	Announcement of new customers, new products, product enhancements, joint ventures and other alliances by our competitors or us.

•	Technological innovations by our competitors or us.

•	Stock valuations or performance of our competitors.

•	General market conditions, geopolitical events or market conditions specific to particular industries.

•	Perceptions in the marketplace of performance problems involving our products and services.

In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely, often due to events unrelated to their operating performance. These fluctuations may harm the market price of our common stock.

If We Are Unsuccessful In Maintaining The Listing Of Our Common Stock On The NASDAQ National Market, Our Business Reputation May Be Harmed and Our Ability To Raise Funds In The Capital Markets Might Be Adversely Affected.

On July 21, 2005, our common stock was re-listed by The NASDAQ Listing Qualifications Panel and began trading on The NASDAQ National Market. In the future, our common stock price may decline to levels that would again cause us not to comply with NASDAQ listing standards. Any failure to maintain the listing of our common stock on The NASDAQ National Market might harm our general business reputation and be a consideration for investors when considering an investment in us, which could have a material adverse effect on our business, results of operations and financial condition.

Our Executive Officers And Directors, In Particular Sanjiv Sidhu, And An Affiliate Of Q Investments Have Significant Influence Over Stockholder Votes.

As of September 30, 2005, our current executive officers and directors together beneficially owned approximately 25% of the total voting power of our company, approximately 22% of which was beneficially owned by Sanjiv Sidhu, our current Chairman and former Chief Executive Officer and President, and entities that he controls. Further, an affiliate of Q Investments beneficially owns approximately 30% of the voting power of the company, and has the right to appoint two directors to our Board of Directors. Accordingly, Mr. Sidhu, the Q Investments affiliate and our officers and directors holding or controlling holdings of stock in our company have had and will have significant influence in determining the composition of our Board of Directors and other significant matters requiring stockholder approval or acquiescence, including amendments to our certificate of incorporation, a substantial sale of assets, a merger or similar corporate transaction or a non-negotiated takeover attempt. Such concentration of ownership may discourage a potential acquirer from making an offer to buy our company that other stockholders might find favorable, which in turn could adversely affect the market price of our common stock.

Our Charter And Bylaws Have Anti-Takeover Provisions And We Have A Stockholder Rights Plan Which, In Combination, Effectively Inhibit A Non-Negotiated Merger Or Business Combination.

Provisions of our certificate of incorporation and our bylaws, Delaware law and our stockholder rights plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination.

USE OF PROCEEDS

The selling stockholder or its transferees, pledgees, donees and successors will receive all of the proceeds from the resale of the shares of common stock offered hereby. We will not receive any proceeds from the resale of the shares of common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain any earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors.

SELLING STOCKHOLDER

The shares of common stock offered hereby are being registered to permit public secondary trading of the shares of common stock, and the selling stockholder may offer the shares of common stock for resale from time to time. See “Plan of Distribution.” The number of shares of common stock that may actually be sold by the selling stockholder will be determined by the selling stockholder. Because the selling stockholder may sell all, some or none of the shares of common stock covered by this prospectus, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholder upon termination of the offering. The shares of common stock may be sold from time to time by the selling stockholder or by pledgees, donees, transferees or other successors in interest. The selling stockholder may also loan or pledge the shares registered hereunder to broker-dealers and/or others, and those persons may sell the shares so loaned or upon a default may effect the sales of the pledged shares pursuant to this prospectus.

The table below sets forth the following information known to us as of February 28, 2006 with respect to the selling stockholder prior the offering:

•	the name of the selling stockholder;

•	the number of shares of our common stock owned by the selling stockholder;

•	the number of shares of common stock that may be acquired by the selling stockholder upon conversion of Series B preferred stock;

•	the aggregate number of shares of common stock that may be offered and sold by this prospectus by the selling stockholder; and

•	the number of shares of common stock owned by the selling stockholder after completion of the offering assuming that the selling stockholder will sell all of the shares covered by this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned	Number of Shares of Common Stock that may be Acquired upon Conversion of Series B Preferred Stock		Aggregate Number of Shares of Common Stock that may be Sold	Number of Shares of Common Stock Owned After the Offering (3)
Amalgamated Gadget, L.P. (1)	3,214,677	4,436,501	(2)	7,651,178	0

(1)	Amalgamated Gadget, L.P., a Texas limited partnership (“Amalgamated”) purchased the shares of common stock and shares of Series B preferred stock for and on behalf of R2 Investments, LDC (“R2”) pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated, acting through its general partner, Scepter Holdings, Inc., a Texas corporation (“Scepter”), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock and Series B preferred stock. As the sole general partner of Amalgamated, Scepter has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock and Series B preferred stock. Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock and shares of Series B preferred stock. R2 has no beneficial ownership of shares of common stock or shares of Series B preferred stock. The address of Amalgamated is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(2)	Assumes conversion of all of the selling stockholder’s Series B preferred stock at a conversion rate of 43.19654428 shares of common per share of Series B preferred stock. However, this conversion rate will be subject to adjustment. As a result, the amount of common stock issuable upon conversion of the Series B preferred stock may increase or decrease in the future.

(3)	We do not know when or in what amounts the selling stockholder may offer for sale shares of common stock covered by this prospectus. The selling stockholder may sell the shares covered by this prospectus from time to time, and may also decide not to sell all, or any, of the shares covered by this prospectus. Because the selling stockholder may offer all or some of the shares of common stock covered by this prospectus, we cannot estimate the number of shares of common stock that the selling stockholder will hold after completion of any offering. For purposes of this table, we have assumed that the selling stockholder will sell all of the shares covered by this prospectus.

To our knowledge, neither the selling stockholder nor any of its affiliates has held any position or office, been employed by, or otherwise had any other material relationship with us or any of our affiliates during the three years prior to the date of this prospectus, other than as a result of the ownership of our securities, except that each of Pranav V. Parikh, who served on our board of directors from June 3, 2004 until June 29, 2005, and Michael S. Diament, who served on our board of directors from August 31, 2004 until December 16 2005, also serve or served as portfolio managers of Q Investments, an affiliate of the selling stockholder; and Randy Eisenman, who served on our board of directors from July 26, 2005 until December 16 2005, also serves as a partner at Q Investments.

Information concerning the selling stockholder may change from time to time. This prospectus will be supplemented from time to time as appropriate to update the information set forth above and to identify any additional selling stockholder who may offer shares of common stock hereunder.

We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the common stock.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the common stock offered hereby. We are registering for resale by the selling stockholder and certain transferees a total of 7,651,178 shares of our common stock, including up to 4,436,501 shares of our common stock issuable upon the exercise of up to 102,705 shares of our 2.5% Series B convertible preferred stock, and up to 3,214,677 shares of our common stock currently held by the selling stockholder.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholder also may transfer and donate the shares of common stock in certain circumstances, in which case the transferees or donees, or other successors in interest, will be the selling beneficial owners for purposes of this prospectus.

The shares of common stock offered hereby may be sold from time to time by the selling stockholder or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. All or a portion of the common stock offered by the selling stockholder may be disposed of from time to time in one or more transactions through any one or more of the following means:

•	by the selling stockholder to the purchasers directly;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholder or such successors in interest and/or from the purchasers of the common stock for whom they may act as agent;

•	by the writing of options on the common stock;

•	by the pledge of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the common stock or interests therein;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

•	through a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through a cross trade, in which the same broker or dealer acts as an agent on both sides of the transaction;

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over the counter market; or

•	in transactions otherwise than on such exchanges or services or over the counter market.

Such sales may be made at:

•	fixed prices;

•	prevailing market prices as the time of the sale;

•	varying prices determined at the time of the sale; or

•	at negotiated prices and terms.

In addition, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also engage in the short sale of the common stock and may deliver the common stock to cover short positions or otherwise settle short sale transactions.

In effecting sales by the selling stockholder, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers participating in such transactions may receive commissions or discounts from the selling stockholder (and, if they act as agent for the purchaser of such common stock, from such purchaser). In addition, underwriters or agents may receive compensation in the form of discounts, concessions or commissions, from the selling stockholder or from the purchasers of the common stock sold by the selling stockholder for whom they may act as agents. Underwriters may sell shares of common stock to or through dealers, who may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers as the purchaser’s agents. The selling stockholder, underwriters, brokers, dealers, and agents that participate in the sale of the common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition and without limiting the foregoing, the selling stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the common stock by the selling stockholder.

Upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will at the time a particular offer and sale of common stock under this prospectus is made, to the extent required under the Securities Act, file a supplemental prospectus, disclosing:

•	the name of any such broker-dealers;

•	the number of shares of common stock involved;

•	the price at which such shares of common stock are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

The registration rights agreement that was entered into among us and an affiliate of the selling stockholder, dated June 3, 2004, provides that we will pay substantially all of the expenses incident to the registration, offering and sale of the shares of common stock offered by this prospectus by the selling stockholder, other than underwriting discounts and commissions. Under the registration rights agreement, we and the selling stockholder will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling stockholder. We cannot be sure that the selling stockholder will sell any or all of the shares of common stock offered by it under this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol “ITWO.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Dechert LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

i2 Technologies, Inc.

One i2 Place

11701 Luna Road

Dallas, TX 75234

Attention: Christine Thierbach

Telephone: 469.357.1000

Fax: 469.357.6566

E-mail: Christine_Thierbach@i2.com

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

•	our annual report on Form 10-K for the year ended December 31, 2004 filed on March 16, 2005, as amended on Form 10-K/A filed on August 9, 2005;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed on May 10, 2005, as amended on Form 10-Q/A filed on August 9, 2005;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2005 filed on August 9, 2005;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2005 filed on November 9, 2005;

•	our current reports on Form 8-K (including any as amended on Form 8-K/A) filed on February 4, February 18, March 3, April 1, April 5, April 7, April 20, April 26, May 13, June 29, July 1, July 29, October 4, October 25, November 18, November 22, November 29 and December 22, 2005 and February 2, 2006;

•	our definitive proxy statement filed on April 25, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A (Registration No. 0-28030) filed on March 20, 1996, as amended, and including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all the shares of common stock that may be offered under this prospectus are sold. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the common stock under this prospectus will update and supercede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Information in current reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K, prior, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

i2 TECHNOLOGIES, INC.

7,651,178 Shares of Common Stock

PROSPECTUS

March 1, 2006